Exhibit 99.1

       WALTER INDUSTRIES ANNOUNCES LARRY COMEGYS LEAVING JIM WALTER HOMES

TAMPA, Fla., April 20 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) today announced that Jim Walter Homes (JWH) President Larry Comegys is leaving the company to pursue other interests, effective immediately.

Comegys, who was named President of Jim Walter Homes in January 2004, was responsible for leading turnaround efforts, including remodeling many of JWH's home parks, closing unprofitable locations and upgrading and expanding the product line.

Comegys came to Jim Walter Homes after serving as Florida Region President for Pulte Homes from 1997 to 2001, where he also served as West Division President. Larry also has worked for several other homebuilders, including WCI Communities and UDC Homes.

"We thank Larry for his efforts and his contributions to Jim Walter Homes since joining the Company in 2004 and wish him well in his future endeavors," said Walter Industries Chairman and CEO Don DeFosset. "The management team remains dedicated to restoring profitability at JWH by the fourth quarter of this year."

Walter Industries Senior Vice President and Controller Charles Cauthen, who has served as executive vice president - operations of Jim Walter Homes since February 2005, will serve as interim president until a successor is named.

Walter Industries, Inc. is a diversified company with annual revenues of $1.5 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality metallurgical coal for worldwide markets. Based in Tampa, Fla., the Company employs approximately 5,000 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President - Financial Services at (813) 871-4404, or visit the Company Web site at http://www.walterind.com .

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Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

SOURCE  Walter Industries, Inc.
    -0-                             04/20/2005
    /CONTACT: Joe Troy, Senior Vice President - Financial Services, Walter Industries, Inc., +1-813-871-4404/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.walterind.com /